ASSUMPTION OF LIABILITIES

KNOW ALL MEN BY THESE PRESENTS:

This Assumption of Liabilities is executed and delivered is as of May 1, 2005 from

UCN, Inc., a Delaware corporation (“Buyer”),

to

Transtel Communications, Inc., a Delaware corporation,

Tel-America of Salt Lake City, Inc., a Utah corporation,

Extelcom, Inc., a Utah corporation,

Communication Recovery Services, Inc., a Utah corporation, and

National Network Corporation, a Colorado corporation,

(collectively the “Sellers” and individually a “Seller”).

W I T N E S S E T H:

WHEREAS, Sellers are selling to Buyer, and Buyer is purchasing from Sellers, certain assets of Sellers pursuant to the terms and conditions of the Asset Purchase Agreement between the parties effective as of May 1, 2005 (“Agreement”), and Buyer has agreed to assume certain liabilities of Sellers in connection therewith (“Assumed Liabilities”);

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged:

1.        Assumption. Upon completion of the Closing, Buyer does hereby assume and agree to pay all of the liabilities and to discharge the payment obligations for all Assumed Liabilities listed and described in the Agreement and Exhibit A hereto, effective as of the Effective Date.

2.        Further Assurances. Buyer agrees to execute and deliver to Sellers any certificates, instruments, and other documents reasonably required to further assure Sellers with respect to, and provide Sellers evidence of, Buyer’s assumption of the Assumed Liabilities.

3.        Authority. Buyer has all requisite power and authority to assume the Assumed Liabilities pursuant to this instrument.

4.        Definitions. This Assumption of Liabilities is subject to all the terms and conditions of the Agreement. All defined terms in the Agreement have the same meaning herein as set forth in the Agreement.

IN WITNESS WHEREOF, this Assumption of Liabilities has been duly executed and delivered as of the 1st day of May 2005.

UCN, INC.

By:	/s/
Paul Jarman, President

Exhibit A to

Assumption of Liabilities

Assumed Liabilities

Assumed Liabilities consist of, and are strictly limited to, the following liabilities and obligations of Sellers:

(a)        All obligations arising from and after the Effective date under the leases for the Leased Real Property included in the Acquired Assets (which shall include any obligations for common area maintenance charges, taxes and insurance for periods preceding the Effective date, but which are first invoiced after the Effective date);

(b)        All obligations arising from and after the Effective date under the Assigned Contracts included in the Acquired Assets;

(c)        All of the Accounts Payable of Sellers listed on Schedule I attached hereto and incorporated herein (which Schedule may be supplemented in accordance with Section 4.8 of the Agreement, but only to include Accounts Payable of like kind and nature to those listed on Schedule I, which have been actually and necessarily incurred in the ordinary course of business with respect to the Acquired Assets, and which pertain to periods subsequent to March 31, 2005);

(d)        All of the “Buyer’s Costs” as defined in the Management Agreement; and

(e)        All liabilities and obligations otherwise expressly assumed or agreed to be paid by Buyer under the terms of the Agreement.